Ultra Petroleum Corp.	Exhibit 10.2

DIRECTOR RESTRICTED STOCK UNIT AGREEMENT

(“AGREEMENT”)

PURSUANT TO THE AMENDED AND RESTATED
ULTRA PETROLEUM 2017 STOCK INCENTIVE PLAN

Name of Participant:	[name] (“Participant”)
Date of Grant of RSUs:	[date] (“Grant Date”)
Restricted Stock Units Granted:	[number of units]

The Board of Directors of Ultra Petroleum Corp., a Yukon corporation (the “Company”) has approved an award of restricted stock units (“RSUs”) to you, a director of the Company, and the Company does hereby grant to you, as of the Grant Date specified above, the number of RSUs specified above. The RSUs will only vest to the extent provided in and subject to the conditions described in the attached Schedule 1. Please indicate your acceptance of this Agreement by signing below, and then returning the original to the Company.

You should keep a copy of this Agreement for your records.

ULTRA PETROLEUM CORP.

By:

Brad Johnson
Interim Chief Executive Officer

AGREED AND ACCEPTED:

Participant:[name]

Signature:____________________

RESTRICTED STOCK UNIT AGREEMENT
SCHEDULE 1

This award described in the cover letter to which this Schedule 1 is attached (the “Letter”) is subject to the terms and conditions set forth herein and in the Plan. Definitions of certain terms used herein are in the last section hereof.

1.

Incorporation By Reference; Plan Document. Except as provided herein, this Agreement is subject in all respects to the terms and provisions of the Plan (including, without limitation, any amendments thereto adopted at any time and from time to time unless such amendments are expressly intended not to apply to the Award provided hereunder), all of which terms and provisions are made a part of and incorporated in this Agreement as if they were each expressly set forth herein. Except as provided otherwise herein, any capitalized term not defined in this Agreement shall have the same meaning as is ascribed thereto in the Plan. Participant acknowledges the Plan has been made available to Participant and Participant has read or could have read and understood the Plan.

2.

Grant of Award. The Company hereby grants to Participant, as of the Grant Date specified in the Letter, the number of RSUs specified in the Letter. Except as otherwise provided by the Plan, Participant understands and agrees that nothing contained in this Agreement provides, or is intended to provide, Participant with any protection against potential future dilution of Participant’s interest in the Company for any reason, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of the shares of common stock underlying the RSUs, except as otherwise specifically provided for in the Plan or this Agreement.

3.	Vesting; Forfeiture.
3.1

The RSUs will be subject to time-vesting conditions and will vest in equal installments on each of [first anniversary of the grant date] [first, second, and third anniversary of the grant date] (each, a Vesting Date”).

3.2

If, on or before the applicable Vesting Date, Participant’s service on the Company’s Board of Directors (the “Board”) is terminated for any reason prior to a Change in Control of the Company, then the unvested portion of the award to Participant hereunder shall automatically expire and terminate, and no RSUs shall vest following the Participant’s termination of service.

3.3

If, on or before the applicable Vesting Date, Participant’s service on the Company’s Board of Directors (the “Board”) is terminated for any reason following a Change in Control of the Company, then the grant and the award to Participant hereunder shall automatically vest in full upon the Participant’s termination of service. All RSUs that have vested in accordance with Section 3.1 or 3.3 hereof, the “Vested RSUs”.

4.	Payment; Withholding.
4.1

For any Vested RSUs, except as otherwise provided herein or in the Plan or in the Deferred Compensation Plan, the Company will deliver, to Participant, an amount of shares of its common stock equal to the number of vested RSUs awarded to Participant herein no later than thirty (30) days following each applicable Vesting Date.

4.2

The Participant shall notify the Company, prior to the date any RSUs awarded hereunder vest and are settled, which of the following two alternatives is the medium of payment desired by the Participant: (a) payment in shares of Stock; and (b) payment in the following two components: (i) an amount in cash equal to the Fair Market Value of the applicable Vested RSUs multiplied by the then-effective highest marginal federal and state income tax rate applicable to the Participant and (ii) a number of shares of Stock equal to the remaining number of Vested RSUs after payment of subsection (i) above; provided, any fractional shares shall be paid in cash based on the Fair Market Value of the shares of Stock at the time of the payment event; and provided, further, that notwithstanding the foregoing, any election by Participant related to medium of payment pursuant to the Deferred Compensation Plan shall control over this clause 4.2.

Schedule 1 – Page 1 of 3

4.3

If permitted by the Company, the Participant may elect, subject to the terms and conditions of the Plan and any other applicable written plan or procedure adopted by the Company from time to time for purposes of such election, to defer the distribution of all or any portion of the shares of common stock that would otherwise be distributed to the Participant hereunder (the “Deferred Shares”), consistent with the requirements of Section 409A of the Code.  Upon the vesting of RSUs that have been so deferred, the applicable number of Deferred Shares shall be credited to a bookkeeping account established on the Participant’s behalf (the “Account”).  Subject to Section 7 hereof, the number of shares of common stock equal to the number of Deferred Shares credited to the Participant’s Account shall be distributed to the Participant in accordance with the terms and conditions of the Plan and the other applicable written plans or procedures of the Company, consistent with the requirements of Section 409A of the Code.

5.

Non-Transferability. No portion of or interest in the RSUs may be sold, assigned, transferred, encumbered, hypothecated or pledged by Participant, other than to the Company as a result of forfeiture of the RSUs as provided herein.

6.

Dividends; Rights as Stockholder. Cash dividends on the number of shares of Common Stock issuable hereunder shall be credited to a dividend book entry account on behalf of Participant with respect to each RSU granted to Participant, provided that such cash dividends shall not be deemed to be reinvested in shares of Common Stock and shall be held uninvested and without interest and paid in cash at the same time that the shares of Common Stock underlying the RSUs are delivered to Participant in accordance with the provisions hereof. Stock or property dividends on shares of Common Stock shall be credited to a dividend book entry account on behalf of Participant with respect to each RSU granted to Participant, provided that such stock or property dividends shall be paid in (i) shares of Common Stock, (ii) in the case of a spin-off, shares of stock of the entity that is spun-off from the Company, or (iii) other property, as applicable and in each case, at the same time that the shares of Common Stock underlying the RSUs are delivered to Participant in accordance with the provisions hereof. Except as otherwise provided herein, Participant shall have no rights as a stockholder with respect to any shares of Common Stock covered by any RSU unless and until Participant has become the holder of record of such shares.

7.	Additional Provisions.
7.1

All questions concerning the construction, validity and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to the choice of law principles thereof.

7.2

The Company may at any time place legends referencing any applicable federal, state or foreign securities law restrictions on all certificates, if any, representing shares of common stock issued pursuant to this Agreement. Participant shall, at the request of the Company, promptly present to the Company any and all certificates, if any, representing shares of common stock acquired pursuant to this Agreement in the possession of Participant in order to carry out the provisions of this paragraph.

7.3

No waiver or non-action by either party hereto with respect to any breach by the other party of any provision of this Agreement shall be deemed or construed to be a waiver of any succeeding breach of such provision, or as a waiver of the provision itself.

7.4

This Agreement, together with the Plan, contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter. The Compensation Committee shall have the right, in its sole discretion, to modify or amend this Agreement from time to time in accordance with and as provided in the Plan. This Agreement may also be modified or amended by a writing signed by both the Company and Participant. The Company shall give written notice to Participant of any such modification or amendment of this Agreement as soon as practicable after the adoption thereof.

7.5

Any notice hereunder by Participant shall be given to the Board in writing and such notice shall be deemed duly given only upon receipt thereof by the Board. Any notice by the Company shall be given to Participant in writing and such notice shall be deemed duly given only upon receipt thereof at such address as Participant may have on file with the Company.

Schedule 1 – Page 2 of 3

7.6

Participant authorizes, agrees and consents to transmission by the Company (or any Subsidiary) of any personal data information related to the RSUs awarded under this Agreement for legitimate business purposes (including, without limitation, the administration of the Plan). This consent and authorization is freely given.

7.7

The grant of RSUs and the issuance of shares of common stock hereunder shall be subject to, and shall comply with, any applicable requirements of any foreign and U.S. federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act, the Exchange Act and in each case any respective rules and regulations promulgated thereunder) and any other applicable law, rule, regulation or exchange requirement. The Company shall not be obligated to issue RSUs or shares of common stock pursuant to this Agreement if any such issuance would violate any such requirements. As a condition to settlement of the RSUs, the Company may require Participant to satisfy any qualifications necessary or appropriate to evidence compliance with any applicable law or regulation.

7.8

This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns. Participant shall not assign any part of this Agreement without the prior express written consent of the Company.

7.9	The titles and headings herein are for convenience of reference only and shall not be deemed to be a part of this Agreement.
7.10	This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.
7.11

Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as either party hereto reasonably may request in order to carry out the intent and accomplish the purposes hereof and the consummation of the transactions contemplated in this Agreement and the Plan; provided that no such additional documents shall contain terms or conditions inconsistent with the terms and conditions of this Agreement.

7.12

The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

7.13

Participant acknowledges and agrees that: (a) the Company may terminate or amend the Plan at any time; (b) the award of RSUs made under this Agreement is completely independent of any other award or grant and is made at the sole discretion of the Company; and (c) no past grants or awards (including, without limitation, the RSUs awarded hereunder) give Participant any right to any grants or awards in the future whatsoever.

8.	Definitions. Certain terms used herein are defined in the Plan. Certain other terms are defined below:
8.1	“Code” means the Internal Revenue Code of 1986, as amended.
8.2	“Deferred Compensation Plan” means the Ultra Petroleum Corp. Directors Deferred Compensation Plan, which plan was adopted by the Company effective for all purposes as of May 9, 2018.
8.3	“Participant” is defined in the Letter.
8.4	“Plan” means the Ultra Petroleum Corp. 2017 Stock Incentive Plan, as Amended and Restated effective June 8, 2018.

Schedule 1 – Page 3 of 3